PROSPECTUS SUPPLEMENT NO. 3

DATED MARCH 16, 2004

Filed Pursuant to 424(b)(3)

SEC Registration No. 333-109926

IRVINE SENSORS CORPORATION

SUPPLEMENT NO. 3 DATED MARCH 16, 2004

TO PROSPECTUS DATED OCTOBER 31, 2003

This Supplement No. 3 (the “Prospectus Supplement”) is part of and should be read in conjunction with the prospectus of Irvine Sensors Corporation, a Delaware corporation (“Irvine Sensors”), dated October 31, 2003, relating to the resale of 1,902,165 shares of Irvine Sensors Common Stock, including up to 605,785 shares of Irvine Sensors Common Stock issuable upon exercise of Warrants (the “Warrants”), by certain selling stockholders of Irvine Sensors, or their pledges, assignees or other successors in interest, and Supplement No.1 to such prospectus dated December 24, 2003 and Supplement No. 2 to such prospectus dated January 29, 2004 (as supplemented, the “Prospectus”). The information presented herein either supersedes and/or adds to similar information included in the Prospectus.

The purpose of this Prospectus Supplement is to reflect the assignment by OTAPE Investments LLC to OTA LLC of its warrant to purchase 76,923 shares of Irvine Sensors Common Stock, which shares are covered by the Prospectus. In this regard, OTA LLC is hereby added to the Selling Stockholders Table of the Prospectus as set forth below.

	Beneficially Owned Prior to Offering		Number of Shares Being Offered in Offering
Selling Stockholder	Number of Shares	Percent
OTA LLC (9)	76,923	*	76,923

(9)	The shares being offered in this prospectus include 76,923 shares issuable upon exercise of Warrants. Ira Leventhal, a U.S. Citizen, may be deemed to have dispositive control with regard to the securities held by OTA LLC.

The date of this prospectus supplement is March 16, 2004.